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                                                              Exhibit 2(k)(ii)


                            ADMINISTRATION AGREEMENT

               COHEN & STEERS REIT AND PREFERRED INCOME FUND, INC.
                                757 Third Avenue
                            New York, New York 10017

                                                                   June __, 2003

COHEN & STEERS CAPITAL MANAGEMENT, INC.
757 Third Avenue
New York, New York 10017

Dear Sirs:

     Agreement, dated as of June __, 2003 (the "Agreement"), between Cohen & Steers REIT and Preferred Income Fund, Inc., a non-diversified, closed-end management investment company (the "Company"), and Cohen & Steers Capital Management, Inc. (the "Administrator").

     In consideration of the mutual agreements made herein, the Company and the Administrator understand and agree as follows:

     1. The Administrator agrees, during the term of this Agreement, to be responsible for:

     (a) providing office space, telephone, office equipment and supplies for the Company;

     (b) paying compensation of the Company's officers for services rendered as such;

     (c) authorizing expenditures and approving bills for payment on behalf of the Company;

     (d) supervising preparation of the periodic updating of the Company's registration statement, including prospectus and statement of additional information, for the purpose of filings with the Securities and Exchange Commission and state securities administrators and monitoring and maintaining the effectiveness of such filings, as appropriate;

     (e) supervising preparation of periodic reports to the Company's shareholders and filing of these reports with the Securities and Exchange Commission, Forms N-SAR filed with the Securities and Exchange Commission, notices of





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          dividends, capital gains distributions and tax credits, and attending to routine correspondence and other communications with individual shareholders;

     (f) supervising the daily pricing of the Company's investment portfolio and the publication of the net asset value of the Company's shares, earnings reports and other financial data;

     (g) monitoring relationships with organizations providing services to the Company, including the Custodian, Transfer Agent and printers;

     (h)  providing trading desk facilities for the Company;

     (i) supervising compliance by the Company with recordkeeping requirements under the Act and regulations thereunder, maintaining books and records for the Company (other than those maintained by the Custodian and Transfer Agent) and preparing and filing of tax reports other than the Company's income tax returns; and

     (j) providing executive, clerical and secretarial help needed to carry out these responsibilities.

     2. In rendering the services specified in paragraph 1 of this Agreement, the Administrator may, subject to the approval of the Company's Board of Directors, cause such services or any portion thereof to be provided by another person pursuant to a sub-administration agreement; provided that in such event the Administrator shall remain responsible for monitoring and overseeing the performance by such person of its obligations to the Company under such sub-administration agreement. Subject to the approval of the Company's Board of Directors, the fees and out-of-pocket expenses charged by such person in performing these services will be paid or reimbursed by the Company.

     3. The Company agrees, during the term of this Agreement, to pay to the Administrator, as compensation for the foregoing, a fee equal on an annual basis to 0.02% of the Company's average daily total assets (including assets attributable to any preferred stock issuance or other form of leverage), payable in arrears at the end of each month. The


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Company shall reimburse the Administrator for its reasonable out-of-pocket expenses in carrying out its obligations under this Agreement.

     4. This Agreement shall remain in full force and effect until December 31, 2003, and thereafter from year to year, provided such continuance is approved annually by the Board of Directors of the Company, including a majority of the Directors who are not "interested persons" of the Company under the Investment Company Act of 1940 (the "1940 Act").

     5. This Agreement may be terminated by either party at any time on sixty
(60) days' written notice without payment of penalty, provided that such termination by the Company shall be directed or approved by the vote of a majority of the Directors of the Company in office at the time or by the vote of a majority of the outstanding voting securities of the Company (as defined in the 1940 Act); and will terminate automatically and immediately in the event of its assignment (as defined in the 1940 Act).

     6. In the absence of willful misfeasance, bad faith or gross negligence on the part of the Administrator, or of reckless disregard of its obligations hereunder, the Administrator shall not be subject to liability for any act or omission in the course of, or connected with, rendering services hereunder; provided, however, that in no event shall the Administrator be subject to liability for any act or omission of any sub-administrator for the Company retained in accordance with paragraph 2 of this Agreement.


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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their authorized officers as of the date set forth above.

                                      COHEN & STEERS REIT AND PREFERRED
                                      INCOME FUND, INC.


                                      By:
                                          ------------------------------------
                                          Name: Robert H. Steers
                                          Title: Chairman


                                      COHEN & STEERS CAPITAL MANAGEMENT, INC.


                                      By:
                                          ------------------------------------
                                          Name: Martin Cohen
                                          Title: President


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